Filed pursuant to Rule 433
Registration No. 333-171151
MoneyGram International Announces Secondary Offering
DALLAS (Nov. 14, 2011) — MoneyGram International, Inc. (NYSE:MGI), a leading global payment services company, today announced an underwritten secondary public offering for an aggregate of 11,250,000 shares of MoneyGram’s common stock by affiliates and co-investors of Thomas H. Lee Partners, L.P. (“THL”) and affiliates of Goldman, Sachs & Co. (“Goldman Sachs”).
The selling stockholders have also granted the underwriters a 30-day option to purchase up to an additional 1,687,500 shares of common stock. The shares of common stock in the proposed offering have been determined after giving effect to MoneyGram’s reverse stock split effective as of November 14, 2011. MoneyGram will not receive any proceeds from the proposed offering.
Morgan Stanley, Goldman, Sachs & Co., BofA Merrill Lynch, J.P. Morgan and Wells Fargo Securities will act as book running managers for the proposed offering. William Blair & Company, Morgan Keegan and Piper Jaffray will act as co-managers.
The offering will be made only by means of a prospectus. A copy of the preliminary prospectus related to the offering, when available, may be obtained from Morgan Stanley & Co. LLC, via telephone: 1-866-718-1649; e-mail: prospectus@morganstanley.com; or standard mail at Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department; Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY, 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or email prospectus-ny@gs.com; BofA Merrill Lynch, Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, email: dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 866-803-9204; or Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, e-mail: cmclientsupport@wellsfargo.com, telephone: 1-800-326-5897.
In conjunction with the completion of this secondary offering, MoneyGram intends to make a partial redemption of the 13.25% Senior Secured Second Lien Notes due 2018 held by affiliates of Goldman Sachs. The partial redemption will be for $175 million in principal, at a redemption price of 113.25%. MoneyGram expects to finance up to $150 million of this redemption with the proceeds from a new incremental credit facility, provided by a syndicate of lenders, which is additive to the First Lien Senior Credit Facility currently outstanding. This refinancing will reduce the interest expense incurred by MoneyGram.
The issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Morgan Stanley at 866-718-1649.
About MoneyGram International, Inc.
MoneyGram International, Inc. (NYSE: MGI) is a leading global payment services company. MoneyGram provides consumers an efficient and secure way to send and receive money globally, make urgent bill payments and purchase money orders. MoneyGram’s products and services are conveniently available through more than 256,000 agent locations in 192 countries and territories. Certain products and services are also available online.
Forward Looking Statements
The statements contained in this press release regarding MoneyGram International, Inc. (the “Company”) that are not historical and factual information contained herein, particularly those statements pertaining to the Company’s expectations, guidance or future operating results, may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries. Statements preceded by, followed by or that include words such as “estimates,” “expects,” “projects,” “plans” and other similar expressions or future or conditional verbs such as “will,” “should,” “could,” and “would” are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise publicly any forward-looking statement for any reason, whether as a result of new information, future events or otherwise, except as required by federal securities law. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to the risks and uncertainties described in Part I, Item 1A under the caption “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010 and in Part II, Item 1A under the caption “Risk Factors” of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, as well as the following: (a) the risk that the proposed offering is not consummated; (b) our substantial debt service obligations and our covenant requirements, which may impact our ability to obtain additional financing and to operate and grow our business and may make us more vulnerable to negative economic conditions; (c) our capital structure and the special voting rights provided to designees of Thomas H. Lee Partners, L.P. (“THL”) on the Company’s Board of Directors give certain investors, including THL, control of the Company; (d) disruption in the financial markets or at financial institutions, which may adversely affect our liquidity, our agents’ liquidity, our access to credit and capital, our agents’ access to credit and capital and our earnings on our investment portfolio; (e) negative economic conditions generally and in geographic areas or industries that are important to our business, which may cause a decline in our transaction volume, and our ability to timely and effectively reduce our operating costs or take other actions in response to a significant decline in transaction volume; (f) a material slow down or complete disruption of international migration patterns, which could adversely affect our money transfer volume and growth rate; (g) our ability to maintain retail agent or biller relationships or a reduction in transaction volume from these relationships; (h) our ability to operate our official check and money order business profitably as a result of our revised pricing strategies; (i) litigation initiated by stockholders or others, or government investigations of the Company or its agents, which could result in material settlements, fines, penalties or legal fees and could result in adverse publicity or regulatory sanctions; (j) our ability to maintain existing or establish new banking relationships, including the Company’s domestic and international clearing bank relationships, which could adversely affect our business, results of operations and our financial condition; (k) fluctuations in interest rates, which may negatively affect the net investment margin of our official check and money order business; (l) our ability to attract and retain key employees; (m) our ability to maintain sufficient capital to pursue our growth strategy, fund key strategic initiatives and meet evolving regulatory requirements; (n) our ability to successfully and timely implement new or enhanced technology and infrastructure, delivery methods and product and service offerings and to invest in products or services and infrastructure; (o) our ability to adequately protect our brand and our other intellectual property rights and to avoid infringing on third-party intellectual property rights, which could harm our business; (p) competition from large competitors, niche competitors or new competitors that may enter the markets in which we operate; (q) failure by us or our agents to comply with the laws and regulatory requirements in the United States and abroad, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the regulations developed thereunder or changes in laws, regulations or other industry practices and standards, which could have an adverse effect on our results of operations, or change our relationships with our customers, investors and other stakeholders; (r) the Dodd-Frank Act, as well as regulations required thereby, and other laws or regulations that may be adopted in the future, which could adversely affect us; (s) increased regulation under the Dodd-Frank Act of financial services companies generally, including non-bank financial companies supervised by the Federal Reserve; (t) various provisions of the Consumer Financial Protection Act of 2010, which will result in a new regulator with new and expanded compliance requirements, which is likely to increase our costs; (u) our offering of money transfer services through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain restrictions by the Office of Foreign Assets Control restrictions, which could result in contravention of U.S. law or regulations by us or our agents, subject us to fines and penalties and cause us reputational harm; (v) a significant security or privacy breach in our facilities, networks or databases, which could harm our business; (w) a breakdown, catastrophic event, security breach, improper operation or other event impacting our systems or processes or the systems or processes of our vendors, agents and financial institution customers, which could result in financial loss, loss of customers, regulatory sanctions and damage to our brand and reputation; (x) our ability to scale our technology to match our business and transactional growth; (y) our ability to manage credit risks from our retail agents and official check financial institution customers, which risks may increase during negative economic conditions, which could harm our business; (z) our ability to manage fraud risks from consumers or certain agents, which risks may increase during negative economic conditions, which could harm our business; (aa) our ability to successfully manage risks associated with running Company-owned retail locations and acquiring businesses, which could harm our business; (bb) our business and results of operations may be adversely affected by political, economic or other instability in countries that are important to our business; (cc) as a deemed subsidiary of a bank holding company regulated under the Bank Holding Company Act of 1956, as amended, we are subject to supervision, regulation and regular examination by the Federal Reserve; (dd) our compliance with the internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our business; (ee) sales of a substantial number of shares of our common stock or common stock equivalents or the perception that significant sales could occur, which may depress the trading price of our common stock; (ff) if the Company issues a large amount of debt, it may be more difficult for the Company to obtain future financing and our cash flow may not be sufficient to make required payments or repay our indebtedness when it matures; (gg) our charter documents and Delaware law, which contain provisions that may have the effect of delaying, deterring or preventing a merger or change of control of the Company; (hh) our ability to continue to satisfy the NYSE criteria for listing on the exchange; (ii) changes in tax laws or an unfavorable outcome with respect to the audit of our tax returns or tax positions, or a failure by us to establish adequate reserves for tax events, which could adversely affect our results of operations and financial condition; and (jj) additional risk factors described in our other filings with the Securities and Exchange Commission from time to time.
Contacts
Media:
Patty Sullivan
214-303-9923
media@moneygram.com
Investors:
Alex Holmes
214-999-7505
aholmes@moneygram.com